Final Term Sheet
November 9, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-151671
TIME WARNER CABLE INC.
$1,200,000,000
5.875% Debentures Due 2040
FINAL TERM SHEET
Dated: November 9, 2010

Issuer:	Time Warner Cable Inc. (the “Issuer”)

Guarantors:	Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc.

Security:	5.875% Debentures Due 2040

Size:	$1,200,000,000

Maturity:	November 15, 2040

Coupon (Interest Rate):	5.875%

Yield to Maturity:	6.020%

Spread to Benchmark Treasury:	T + 180 basis points

Benchmark Treasury:	4.375% due May 15, 2040

Benchmark Treasury Price and Yield:	Price: 102-19 Yield: 4.220%

Interest Payment Dates:	May 15 and November 15 of each year, beginning on May 15, 2011

Redemption Provisions:

Make-Whole Call:	Greater of 100% or T + 30 basis points (at any time prior to May 15, 2040).

Par Call:	At any time on or after May 15, 2040.

Price to Public:	97.998%

Settlement Date:	November 15, 2010

Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Rating Services BBB by Fitch, Inc.

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Senior Co-Managers:	Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
SMBC Nikko Capital Markets Limited
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. BNY Mellon Capital Markets, LLC Lloyds TSB Bank plc

Junior Co-Managers:	Blaylock Robert Van, LLC Cabrera Capital Markets, LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

CUSIP / ISIN Number:	88732J AY4/ US88732JAY47
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free BNP Paribas Securities Corp. at 1-800-854-5674, Citigroup Global Markets Inc. at 1-877-858-5407, Morgan Stanley & Co. Incorporated at 1-866-718-1649 and RBS Securities Inc. at 1-866-884-2071.